Exhibit 99.1

ASX Announcement

6 November 2024

Resignation of Group Chief Financial Officer

Coronado Global Resources Inc. (“Coronado” or the “Company”, ASX: CRN) advises that Mr. Gerhard Ziems has informed the Company that he is resigning as Chief Financial Officer and Head of Strategic Investment to pursue new opportunities.

Mr. Ziems will remain in his role and will support the Company during a period of transition with further details about his replacement to be advised in due course.

Coronado’s Managing Director and Chief Executive Officer, Mr. Douglas Thompson, said, “On behalf of the Board and senior management, I would like to thank Gerhard for the tremendous impact he has made since he started with us in mid- 2020. We are pleased that Gerhard has agreed to assist us during this period of transition and we wish him well with his future endeavours.”

This announcement was authorised for release in accordance with the Disclosure Policy of Coronado Global Resources Inc.

For further information please contact:

Investors	Media
Chantelle Essa	Helen McCombie
Vice President Investor Relations	Morrow Sodali
P: +61 477 949 261	P: +61 411 756 248
E: cessa@coronadoglobal.com	E: helen.mccombie@sodali.com

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com